Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

Fax: 203 622 6080

United Rentals Names Francisco J. Lopez-Balboa to Board of Directors

STAMFORD, Conn. — October 7, 2022 — United Rentals, Inc. (NYSE: URI) today announced that Francisco J. Lopez-Balboa has joined the company’s board of directors, effective immediately. His appointment expands the composition of the board to 11 members, of which nine are independent directors.

Michael Kneeland, chairman of United Rentals, said, “Frank brings deep finance, leadership and operational expertise to our board. He understands the dynamics of scale and customer service in a large networked business oriented toward growth. We look forward to his strategic perspective as a director of United Rentals.”

Mr. Lopez-Balboa is a global finance executive with over three decades of leadership experience. He has served as executive vice president and chief financial officer of Cumulus Media Inc. since March 2020. Prior to Cumulus, Mr. Lopez-Balboa was executive vice president and chief financial officer of Univision Communications Inc. (now TelevisaUnivision), the leading media company serving Hispanic America. Earlier, he was a managing director with Goldman Sachs for more than 20 years, specializing in the telecom, media and technology sector. He began his investment banking career with Merrill, Lynch & Co.

Mr. Lopez-Balboa holds an MBA from Harvard University and a bachelor’s degree in economics from Columbia University, and is a recipient of the Columbia College Alumni Association’s John Jay Award for distinguished professional achievement. He is an emeritus trustee of the board of visitors for the undergraduate college at Columbia University and is a trustee and treasurer of St. Mark’s School in Massachusetts.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,331 rental locations in North America, 13 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 21,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,400 classes of equipment for rent with a total original cost of $16.57 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

# # #

Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com

1